                                                                    EXHIBIT 12.1

                        HUTCHINSON TECHNOLOGY INCORPORATED

     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                   THIRTEEN WEEKS
                                       ENDED                                    FISCAL YEAR ENDED
                               ----------------------  -----------------------------------------------------------------------
                               PRO FORMA(1)   ACTUAL   PRO FORMA(1)                          ACTUAL
                               ------------  --------  ------------  ---------------------------------------------------------
                                 DEC. 29,    DEC. 29,    SEPT. 29,   SEPT. 29,    SEPT. 30,  SEPT. 24,   SEPT. 26,   SEPT. 27,
                                   2002        2002        2002        2002        2001        2000        1999        1998
                               ------------  --------  ------------  ---------   ----------  ---------   ---------   ---------
EARNINGS:
Pretax income (loss) from
  continuing operations ...... $   23,681    $ 22,642  $   22,708    $ 17,649    $(66,208)   $(98,149)   $ 22,318    $(65,421)
Fixed charges ................      2,038       3,310      12,219      18,345      21,561      22,783      23,779      17,194
Amortization of capitalized
  interest ...................        424         442       2,094       2,167       3,261       3,524       3,160       2,098
Interest capitalized .........        (68)       (180)       (292)       (779)       (979)     (2,817)     (5,110)     (6,766)
                               ----------    --------  ----------    --------    --------    --------    --------    --------
  Earnings (loss) ............ $   26,075    $ 26,214  $   36,729    $ 37,382    $(42,365)   $(74,659)   $ 44,147    $(52,895)
                               ==========    ========  ==========    ========    ========    ========    ========    ========

Interest expensed and
  capitalized ................ $    1,149    $  2,415  $    8,451    $ 14,559    $ 17,069    $ 16,122    $ 16,177    $ 11,324
Amortized premiums,
  discounts and capitalized
  expense related to
  indebtedness ...............        162         168         999       1,017         847         995       1,133         475
Estimate of interest within
  rental expense(2) ..........        727         727       2,769       2,769       3,645       5,666       6,469       5,395
                               ----------    --------  ----------    --------    --------    --------    --------    --------

Total fixed charges .......... $    2,038    $  3,310  $   12,219    $ 18,345    $ 21,561    $ 22,783    $ 23,779    $ 17,194
                               ==========    ========  ==========    ========    ========    ========    ========    ========
Ratio of earning to fixed
  charges ....................     12.79x       7.92x       3.01x       2.04x          --          --       1.86x          --
                               ==========    ========  ==========    ========    ========    ========    ========    ========
Deficiency of earning to
  cover fixed charges ........         --          --          --          --    $ 63,926    $ 97,442          --    $ 70,089
                               ==========    ========  ==========    ========    ========    ========    ========    ========

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(1) The pro forma data give effect to the issuance of the notes and the redemption of the 2005 notes as if each had occurred immediately prior to the beginning of the period presented.

(2) Interest within rental expense is estimated to be 24% of rental expense.